THIRD AMENDMENT TO RIGHTS AGREEMENT
                      ___________________________________


     This Third Amendment, dated as of June 16, 1997 (the "Amendment"), is by and among Equitable of Iowa Companies, an Iowa Corporation (the "Company"), Boatmen's Trust Company, a corporation organized under the laws of the State of Missouri ("Boatmen's Trust"), and First Chicago Trust Company of New York, a corporation organized under the laws of the State of New York ("First Chicago") and amends the Rights Agreement dated as of April 30, 1992 (the "Rights Agreement") between the Company and Boatmen's Trust.

     WHEREAS, the Company and Boatmen's Trust are currently parties to the Rights Agreement, pursuant to which Boatmen's Trust serves as Rights Agent;

     WHEREAS, the Company intends to appoint First Chicago to succeed Boatmen's Trust as Rights Agent, and Boatmen's Trust intends to resign as Rights Agent; and

     WHEREAS , First Chicago wishes to accept the appointment as successor Rights Agent and the parties hereto wish to make certain changes to the Rights Agreement to facilitate this succession.

     NOW, THEREFORE, the Company, Boatmen's Trust and First Chicago agree as follows:

     1.        REMOVAL OF BOATMEN'S TRUST AS RIGHTS AGENT.  Pursuant to
Section 21 of the Rights Agreement, the Company does hereby remove and Boatmen's Trust hereby acknowledges that it has been notified of its removal as Rights Agent under the Rights Agreement, such removal to be effective as of 12:01 a.m., Iowa time, June 16, 1997.

     2. APPOINTMENT OF FIRST CHICAGO AS SUCCESSOR RIGHTS AGENT. The Company hereby appoints First Chicago as successor Rights Agent under the Rights Agreement, effective as of 12:01 a.m., Iowa time, June 16, 1997, and First Chicago hereby accepts such appointment, subject to all the terms and conditions of the Rights Agreement as amended hereby.

     3. AMENDMENTS TO RIGHTS AGREEMENT. The parties hereto agree that the Rights Agreement shall be amended as provided below, effective as of the date of this Amendment except as may otherwise be provided below:

          (a) From and after the time that the appointment of First Chicago as successor Rights Agent is effective all references in the Rights Agreement (including all exhibits thereto) to Boatmen's Trust as Rights Agent shall be deemed to refer to First Chicago as successor Rights Agent. From and after the effective date of this Amendment, all references in the Rights Agreement to the Rights Agreement shall be deemed to refer to the Rights Agreement as amended by this Amendment.

          (b) Section 3(c) of the Rights Agreement shall be amended as of the effective time of the appointment of First Chicago as successor Rights Agent by adding a sentence, substantially in the form of the following sentence, immediately after the last sentence of the legend set forth therein:

          Effective as of 12:01 a.m., Iowa time, June 16, 1997,
          First Chicago Trust Company of New York succeeded
          Boatmen's Trust as Rights Agent.

The following legend, or a legend substantially similar thereto, may, in the alternative be affixed.

          This certificate also evidences and entitles the holder hereof to certain rights as set forth in a Rights Agreement between Equitable of Iowa Companies and First Chicago Trust Company of New York (as successor Rights Agent), dated as of April 30, 1992, as amended (the "Rights Agreement"), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of Equitable of Iowa Companies. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. Equitable of Iowa Companies will mail to the holder of this certificate a copy of the Rights Agreement without charge after receipt of a written request therefor. As described in the Rights Agreement, Rights issued to any Person who becomes an Acquiring Person (as defined in the Rights Agreement) shall become null and void.

          (c) Section 26 of the Rights Agreement is amended by deleting the address of the Company and the name and address of Boatmen's Trust and substituting the following therefore:

               (until July 1, 1997)
               Equitable of Iowa Companies
               604 Locust Street
               P.O. Box 1635
               Des Moines, Iowa  50306-1635
               Attn:  General Counsel

               (after July 1, 1997)
               Equitable of Iowa Companies
               909 Locust Street
               P.O. Box 1635
               Des Moines, IA  50306-1635
               Attention:  General Counsel

               First Chicago Trust Company of New York
               1 North State Street
               Chicago, Illinois  60670
               Attention:  Diane S. Calcagno

     4.        MISCELLANEOUS

          (a) Except as otherwise expressly provided, or unless the context otherwise requires, all terms used herein have the meanings assigned to them in the Rights Agreement.

          (b) Each party hereto waives any requirement under the Rights Agreement that any additional notice be provided to it pertaining to the matters covered by this Amendment.

          (c) This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which counterparts shall together constitute but one and the same document.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and their respective corporate seals, if any, to be hereunto affixed and attested, all as of the day and year first written above.


ATTEST:                                         EQUITABLE OF IOWA COMPANIES


By: /S/ John A. Merriman                        By: /S/ Fred S. Hubbell
    _______________________                         ________________________
    John A. Merriman                                Fred S. Hubbell
    Secretary                                       President and
                                                    Chief Executive Officer

ATTEST:                                         FIRST CHICAGO TRUST COMPANY
                                                OF NEW YORK

By: /S/ John Molloy                             By: /S/ Thomas F.Tighe
    _______________________                         ________________________
    John Molloy                                     Thomas F. Tighe
    Vice President                                  Vice President

ATTEST:                                         BOATMEN'S TRUST COMPANY


By: /S/ Jerry L.Rector                          By: /S/ H. Eugene Bradford
    _______________________                         ________________________
    Name: Jerry L. Rector                           H. Eugene Bradford
    Title: Assistant Secretary                      Senior Vice President